EXHIBIT 5.1

August 27, 2014

Nordstrom, Inc.

1617 Sixth Avenue, 6th Floor

Seattle, Washington 98101

Re:	Nordstrom, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Nordstrom, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 478,061 shares of Common Stock (the “Shares”) issuable under the Trunk Club Newco, Inc. 2010 Equity Incentive Plan (the “Plan”).

In rendering this opinion letter, we have relied as to matters of material fact upon the representations of members of the Company’s management; however, we have no reason to believe that any such representations are incorrect or incomplete. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. In connection with this letter, we have concerned ourselves solely with the application of the laws of the State of Washington and the laws of the United States, and no opinion is expressed herein concerning the possible effects of the laws of any other jurisdiction.

For purposes of this opinion letter, we have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to our satisfaction to be true and correct copies thereof, as we have deemed necessary under the circumstances.

Subject to the foregoing and in reliance thereon, we are of the opinion that, upon the issuance and sale of the Shares in accordance with the terms of the Plan, and subject to the Company complying with the terms of the Plan, including, without limitation, receipt of legal consideration in exchange for the Shares issued and, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefore in the name or on behalf of the purchasers or when certificates representing the Shares have been manually signed by an authorized officer of the transfer agent and registrar therefore, the Shares will be validly issued, fully paid and nonassessable securities of the Company. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Washington Business Corporation Act.

The opinions contained in this letter are given as of the date hereof and has been prepared for use in connection with the Registration Statement. We render no opinion as to any matter brought to our attention subsequent to the date hereof. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments or supplements thereto. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ LANE POWELL PC

LANE POWELL PC

www.lanepowell.com	A PROFESSIONAL CORPORATION	LAW OFFICES

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